Exhibit h.(vii)

FORM OF MANAGEMENT FEE WAIVER AGREEMENT

THIS AGREEMENT, dated as of January 1, 2013, between Hartford Series Fund (the “Company”) on behalf of the funds listed on Schedule A (each a “fund” and collectively, the “Funds”) and Hartford Funds Management Company, LLC (the “Adviser”).

WHEREAS, the Adviser has been appointed the investment adviser of each of the Funds pursuant to an Investment Management Agreement between the Company, on behalf of the Funds, and the Adviser; and

WHEREAS, the Company and the Adviser desire to enter into the arrangements described herein relating to certain expenses of the Funds;

NOW, THEREFORE, the Company and the Adviser hereby agree as follows:

1.                                      The Adviser hereby agrees to waive, for each Fund listed on Schedule A, a portion of its advisory fee to the extent necessary to maintain the net advisory fee at 0.25% of average daily net assets per annum, for the period the Fund invests all its assets in its corresponding master fund.

2.                                      The reimbursement described in Section 1 above is not subject to recoupment by the Adviser.

3.                                      The Adviser understands and intends that the Funds will rely on this Agreement (1) in preparing and filing amendments to the registration statements for the Company on Form N-1A with the Securities and Exchange Commission, (2) in accruing each Fund’s expenses for purposes of calculating its net asset value per share and (3) for certain other purposes and expressly permits the Funds to do so.

4.                                      This Agreement shall terminate upon written notice of termination by the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HARTFORD SERIES FUND, INC.

By:
Mark A. Annoni
Title:	Vice President, Treasurer and Controller

HARTFORD FUNDS MANAGEMENT COMPANY, LLC

By:
James Davey
Title:	President

SCHEDULE A

American Funds Asset Allocation HLS Fund

American Funds Blue Chip Income & Growth HLS Fund

American Funds Bond HLS Fund

American Funds Global Bond HLS Fund

American Funds Global Growth & Income HLS Fund

American Funds Global Growth HLS Fund

American Funds Global Small Cap HLS Fund

American Funds Growth HLS Fund

American Funds Growth-Income HLS Fund

American Funds International HLS Fund

American Funds New World HLS Fund